Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated March 31, 2011, relating to the consolidated financial statements of Catasys, Inc., and Subsidiaries for the years ended December 31, 2010 and 2009 and to the reference of our Firm under the caption “Experts” in the Prospectus. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
July 22, 2011